Exhibit (l)(2)

1900 K Street, NW Washington, DC 20006-1110 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com

October 23, 2015

WhiteHorse Finance, Inc.

1450 Brickell Avenue, 31st Floor

Miami, Florida 33131

Re:	Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as counsel to WhiteHorse Finance, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form N-2 (Registration No. 333-196436) as originally filed on June 2, 2014 with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and as subsequently amended on August 13, 2014, September 3, 2014, May 15, 2015, August 14, 2015, August 20, 2015, August 25, 2015 and on or about the date hereof (the “Registration Statement”), relating to the issuance of 14,982,857 non-transferable subscription rights (the “Rights”) to subscribe for up to 3,321,033 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), issuable upon exercise of such Rights. This opinion letter is being furnished to the Company in accordance with the requirements of Item 25 of Form N-2 under the Investment Company Act of 1940, as amended, and no opinion is expressed herein as to any matter other than as to the legality of the Rights and the Shares.

In rendering the opinion expressed below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for rendering this opinion, including the following documents:

(i)	the Registration Statement;

(ii)	the dealer manager agreement by and among the Company, Deutsche Bank Securities Inc., H.I.G. WhiteHorse Advisers, LLC and H.I.G. WhiteHorse Administration, LLC;

(iii)	the form of subscription certificate evidencing the Rights (the “Subscription Certificate”);

(iv)	the Certificate of Incorporation of the Company (the “Certificate of Incorporation”);

October 23, 2015

(v)	the Bylaws of the Company (the “Bylaws”);

(vi)	a certificate of good standing with respect to the Company issued by the Secretary of State of the State of Delaware as of a recent date (the “Certificate of Good Standing”); and

(vii)	resolutions of the board of directors of the Company, or a duly authorized committee thereof, relating to, among other things, the authorization and approval of (a) the preparation and filing of the Registration Statement, (b) the authorization and issuance of the Rights, and (c) the authorization, issuance, offer and sale of the Shares upon exercise of the Rights pursuant to the Registration Statement (the “Resolutions”).

As to the facts upon which this opinion is based, we have relied, to the extent we deem proper, upon certificates of public officials and certificates and written statements of officers, directors, employees and representatives of the Company.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as copies. In addition, we have assumed (i) the legal capacity of natural persons, (ii) the legal power and authority of all persons signing on behalf of the parties to all documents (other than the Company), (iii) that the final terms and conditions of the issuance of the Rights are consistent with the descriptions thereof in the prospectus supplement related to the Rights, dated as of October 22, 2015 and filed with the Commission pursuant to Rule 497 and 430C under the Securities Act (together with the base prospectus appended thereto and as amended or supplemented from time to time, the “Prospectus”), (iv) that the Shares issuable upon exercise of the Rights are offered, issued and sold in accordance with the Registration Statement and in accordance with the Subscription Certificate and any other document relating to the rights and obligations of the holders of the Rights, including the Prospectus, or the manner in which the Rights are exercised for the purchase of Shares (and that such Rights, the Subscription Certificate and documents are governed by the laws of the State of Delaware) and (v) that the Certificate of Good Standing remains accurate and the Registration Statement remains effective at the time of the issuance of the Rights at all times during the applicable subscription period and at the time of the issuance and sale of the Shares.

On the basis of the foregoing and subject to the assumptions and qualifications set forth in this letter, we are of the opinion that:

1.          When issued in accordance with the terms of the Registration Statement and the Subscription Certificate, the Rights will be validly issued.

2.          When (i) the Shares are issued and delivered against receipt by the Company of payment therefor at a price per Share not less than the per share par value of the Company's Common Stock as contemplated by the Registration Statement and in accordance with the terms of the Subscription Certificate, and (ii) if applicable, countersigned by the transfer agent, the Shares will be validly issued, fully paid and non-assessable.

October 23, 2015

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware and judicial interpretations thereof. We are members of the bar of the State of New York.

We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP